News Release

INTERNATIONAL GAME TECHNOLOGY
REPORTS RECORD SECOND QUARTER
FISCAL YEAR 2004 RESULTS

     (Reno, NV – April 22, 2004) – International Game Technology (NYSE: IGT) today reported its operating results for the second quarter and six months ended March 31, 2004.

Second quarter financial highlights:

•	Income from continuing operations increased 32% to $117.7 million over the prior year quarter or $0.32 per diluted share

•	Revenues increased 20% to $636.1 million over prior year quarter

•	Operating income of $206.0 million improved 29% over prior year quarter

Second quarter segment highlights:

•	Worldwide machine sales units of 45,400, up 31% over prior year quarter

•	Domestic machine sales units of 27,200, up 37% from same quarter last year

•	Domestic replacement sales units of 23,400 improved 68% over prior year quarter

•	International machine sales units increased 22% to 18,200 over prior year quarter

•	Consolidated product sales gross margins of 53% versus 48% in the prior year quarter

•	Domestic product sales gross margins of 55% versus 50% in the prior year quarter

•	Installed base of 35,500 recurring revenue games, up 2,700 over prior year quarter

•	Deployment of IGT charitable recurring revenue games in Alabama

•	Deployment of IGT video lottery recurring revenue games in New York

•	Extended contract with Sony Pictures through calendar 2014

•	Wheel of Fortune® Special Edition deployed during the quarter

     Second quarter net income totaled $116.9 million or $0.32 per diluted share versus $87.1 million or $0.25 per diluted share in the prior year quarter. For the six months just ended, net income totaled $293.3 million or $0.81 per diluted share compared to $178.7 million or $0.51 per diluted share in the prior year period. Our current quarter operating results included a loss on early debt retirement totaling $4.3 million, net of tax, or $0.01 per diluted share.

     IGT previously announced that the market price condition for convertibility of our zero coupon convertible debentures was satisfied with respect to the conversion period ending on January 20, 2004. As a result, our current quarter diluted earnings

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International Game Technology Reports
Record Second Quarter Fiscal Year 2004 Results

per share included the effect of applying the if-converted method of accounting for convertible debt securities, or $0.01 per diluted share.

     During the first quarter of fiscal 2004, we completed the sale of IGT OnLine Entertainment Systems, Inc., resulting in a final gain of $56.8 million, net of tax. Our prior period financial statements have been reclassified to present the lottery systems operations, as well as the casinos, slot route and pari-mutuel operations previously sold, in discontinued operations.

     Our current quarter results also included the effect of adjusting our tax rate on continuing operations for the year to 37.0% from 37.5% based on changes to the geographic mix of estimated annual taxable income. The tax rate on discontinued operations remained unchanged at 37.5%.

     Revenues grew 20% in the second quarter to a record $636.1 million compared to $529.1 million in the prior year quarter. Domestic product sales revenues increased 43% due to the continued acceptance and acceleration of IGT’s EZ Pay™ ticket-in, ticket-out (TITO) technology, driving domestic replacement sales units to a record 23,400 units during the current quarter versus 13,900 in the prior year quarter. In addition, strong international machine sales totaling 18,200 units and favorable foreign currency exchange rates resulted in a 40% increase in international product sales revenues over the prior year. Our consolidated product sales gross margins increased to 53% during the quarter, as compared to 48% in the comparable prior year period. Our installed base of recurring revenue games increased 2,700 units over the prior year quarter and 1,100 units over the prior sequential quarter. Additional achievements in the quarter included the deployment of approximately 800 recurring revenue games into the New York racetrack markets and the installation of approximately 300 recurring revenue charitable video games in Alabama. In addition, we extended our relationship with Sony Pictures Television Inc. through 2014 for exclusive rights to some of its leading licensed properties, including Wheel of Fortune®, Jeopardy!®, Bewitched™ and I Dream of Jeannie™. Lastly, we successfully introduced our latest Wheel of Fortune® brand extension,

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Wheel of Fortune® Special Edition, on our new PC-based Advanced Video Platform™ (AVP).

     “We are very pleased with our quarterly and six-month results, as the diversification of our business continues to yield consistent earnings and cash flows,” commented IGT Chief Executive Officer TJ Matthews. “Our industry leading technology culminated in record top-line revenue and operating income during the quarter on the strength of record domestic replacement sales and product sales margins.”

Business Segment Discussion – Product Sales

     IGT sold 45,400 machines worldwide during the current quarter compared to 34,800 machines in the prior year quarter. Product sales revenue for the quarter totaled a record $362.4 million, an improvement of 42% from $254.5 million in the prior year period. Gross profit on product sales increased 56% for the quarter to a record $191.8 million versus $122.8 million in the prior year quarter. Gross profit margins on product sales improved to a record 53% for the current quarter versus 48% in the prior year quarter. Current quarter margins improved primarily due to increased operating efficiencies resulting from greater volumes at our Reno manufacturing facility, a greater share of systems related revenues resulting from the Acres Gaming Incorporated (Acres) acquisition, increased IPP royalties and strong pricing realization.

     Domestically, IGT sold a record 27,200 machines in the current quarter compared to 19,800 machines in the prior year quarter. Domestic replacement sales totaled a record 23,400 machines, an increase of 68% from 13,900 machines in the prior year quarter. The improvement in total domestic unit sales resulted from strong replacement sales across most domestic markets, offset by fewer replacement sales into the Canadian provinces of Quebec and Saskatchewan compared to the prior year. Our top-selling video slot game themes during the quarter included Hexbreaker™, Wild Taxi™, Cops and Donuts™, Ghost Island™, Kenny Rogers® and Phone Tag™. The top selling spinning reel slot game themes

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for the year included Triple Double Wild Cherry™, Triple Stars™ and Triple Double Stars™.

     International machine shipments for the quarter totaled 18,200 compared to 15,000 in the prior year period, due primarily to strong quarterly shipments in Japan, Latin America and the European casino markets, offset by fewer shipments in the United Kingdom. Japan shipments for the quarter totaled 6,000 units, primarily on the strength of our Nobunaga™ pachisuro game. Including the 12,700 games sold during in the first quarter, Nobunaga™ represents our highest selling pachisuro game ever in Japan at 18,000 total units for the first half of fiscal 2004. During the quarter we also entered into a partnership with one of the most successful manufacturers in the Japanese pachisuro market, Sammy Corporation, which should enable IGT Japan to improve its product offerings and market acceptance in the future.

     IGT sold 91,500 machines worldwide during the first half of fiscal 2004 compared to 64,500 machines in the same prior year period. Year-to-date product sales revenue totaled $692.8 million, an increase of 40% from $495.8 million in the first half of the prior year. Gross profit on product sales increased 51% for the current six-month period to $358.0 million versus $237.8 million in the prior year period. Gross profit margins on product sales increased to 52% versus 48% for the same prior year period. Despite a greater mix of lower margin international sales during the current year, year-over-year margins improved from ongoing operational efficiencies due to record volumes, a greater share of systems-related revenues resulting from the Acres acquisition, increased IPP royalties and strong pricing realization.

     Domestic machine shipments for the six months just ended totaled 49,800 machines, an increase from 39,100 in the comparable prior year period. Domestic replacement sales totaled 39,800 machines, an increase of 59% from 25,000 machines in the prior year period. The increase in domestic replacement sales was due to strong demand across most domestic gaming markets resulting primarily from continued acceleration of IGT’s EZ Pay™ ticket-in, ticket-out technology, offset

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Record Second Quarter Fiscal Year 2004 Results

by fewer replacement sales into the Canadian provinces of Quebec and Saskatchewan.

     International machine shipments for the first half of the year totaled 41,700 compared to 25,400 in the prior year period, due primarily to the strength in Japan, Latin America and European casino markets, offset by fewer sales into the United Kingdom.

Business Segment Discussion – Proprietary Gaming

     Revenues from proprietary gaming totaled $273.7 million in the current quarter, a slight decrease from $274.6 million in the second quarter of fiscal 2003. Our second quarter wide-area progressive play levels increased across the majority of the domestic gaming markets, offset by decreases in the Nevada market related to the record $39.7 million Megabucks® jackpot that was hit in late March 2003. In addition, due to the timing of our fiscal calendar, prior year second quarter revenues included the impact of New Year’s Eve. Quarterly gross profit from proprietary gaming was $147.3 million, up slightly compared to $147.2 million in the prior year quarter. Gross profit margins on proprietary gaming totaled 54% for both the current and prior year quarters. Within our traditional markets, we continue to see an improved jurisdictional mix and an increase in our wide-area progressive product mix. These favorable trends are being augmented by growth in new markets such as New York and Alabama.

     Proprietary gaming operations revenues for the first half of 2004 increased 5% to $551.3 million from $522.9 million in the same prior year period. Gross profit from proprietary gaming operations for the six months just ended increased 8% to $302.2 million compared to $279.4 million in the prior year period. Gross profit margins on proprietary gaming totaled 55% for the current half-year period, compared to 53% in the same prior year period. These year-over-year improvements resulted primarily from enhanced yields per game due to strong game introductions, an improved jurisdictional mix and an increase in our wide-area progressive product mix.

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Record Second Quarter Fiscal Year 2004 Results

     IGT’s installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at a record 35,500 machines, an increase of 2,700 from the same quarter last year and 1,100 from the immediately preceding quarter. Machines in casino markets ended the quarter at 29,700 machines, an improvement of 900 from the same quarter last year, primarily due to increased placements across the various Native American markets, as well as our initial placement of charitable video games in Alabama. Machines in racino markets ended the quarter at 5,800 machines, up 1,800 machines from last year due to additional placements in Rhode Island and Delaware resulting from strong game performance, as well as machine placements in New York related to the commencement of video lottery operations at three racetracks within the state.

     Recent game introductions that continue to receive favorable customer acceptance include such popular themes as The Beverly Hillbillies™ and M*A*S*H™. Placements of perennial favorites Wheel of Fortune® reel slots and Wheel of Fortune® video slots were also strong during the quarter. In addition, Wheel of Fortune® Special Edition on our new PC-based AVP machine was introduced late in the quarter, and initial customer acceptance was very strong. Game themes expected to be rolled out next quarter include Animal House™, Gilligan’s Island™, and Monty Python™.

Operating Expenses and Other Income/Expense

     Operating expenses for the quarter and year-to-date periods totaled $133.1 million and $251.9 million, respectively, compared to $109.9 million and $207.2 million in the comparable prior year periods. Increased operating expenses primarily related to the inclusion of Acres since acquisition in late October 2003, along with additional investment in research and development to support our commitment to innovative gaming machines, platforms and systems development. We also made a significant charitable contribution during the quarter totaling $5.0 million or $3.2 million, net of tax. Year-over-year operating expenses remained at

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Record Second Quarter Fiscal Year 2004 Results

21% of revenues for the comparative quarters and 20% of revenues for the comparative six-month periods.

     Other expense, net, for the current quarter and year-to-date period increased to $20.7 million and $36.3 million, respectively, from $17.2 million and $31.2 million in the prior year periods, primarily due to the current quarter loss on early debt retirement totaling $6.9 million before tax.

Cash Flows & Balance Sheet

     During the six months ended March 31, 2004, we generated $164.5 million in cash flows from operating activities on income from continuing operations of $234.3 million. Working capital increased to $1.3 billion at the end of the current quarter compared to $1.1 billion at the end of fiscal 2003. Capital expenditures, including investment in gaming operations equipment and intellectual property, increased to $93.3 million for the first half of the current fiscal year from $66.9 million for the prior year period, primarily related to the New York and Alabama game placements referenced above.

     Cash and equivalents totaled $1.0 billion at March 31, 2004 and $1.3 billion at September 30, 2003. Total debt of $1.2 billion at March 31, 2004 decreased $400.0 million from $1.6 billion at September 30, 2003.

     During the current quarter, we adopted the new accounting rules related to Variable Interest Entities (VIEs). As a result, we consolidated the balance sheets of our progressive systems trust VIEs in New Jersey and Iowa at March 31, 2004, resulting in an additional $185.2 million in total assets and liabilities, primarily related to jackpot liabilities and related assets. We do not expect a material impact to net income when the revenues and expenses of these trusts are consolidated into our results of operations beginning in our third quarter.

Capital Deployment

     As previously announced on March 2, 2004, International Game Technology’s Board of Directors declared a quarterly cash dividend of $0.10 per

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Record Second Quarter Fiscal Year 2004 Results

share that was paid on March 30, 2004 to shareholders of record on March 16, 2004.

     IGT redeemed all $400.0 million in principal amount outstanding of its 7.875% senior notes due May 15, 2004 on February 17, 2004, plus accrued unpaid interest to the redemption date, resulting in the previously mentioned loss on early debt retirement during the quarter.

     No shares were repurchased during the quarter, and our remaining share repurchase authorization under IGT’s stock repurchase program totaled 39.9 million shares at March 31, 2004.

     As previously announced on April 1, 2004, International Game Technology (NYSE “IGT”) will host a conference call regarding its Second Quarter Fiscal Year 2004 earnings release on Thursday, April 22, 2004 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 888-276-0006, passcode IGT

International callers dial 612-332-0806, passcode IGT

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at www.IGT.com. If you are unable to participate during the live webcast, the call will be archived at www.IGT.com until Friday, April 30, 2004.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Daylight Time) on Thursday, April 22, 2004. This replay will run through Friday, April 30, 2004. The access numbers are as follows:

Domestic callers dial 800-475-6701, access code 726490

International callers dial 320-365-3844, access code 726490

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could;

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Record Second Quarter Fiscal Year 2004 Results

estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include the following:

•	Continued acceptance and acceleration of IGT’s EZ Pay™ ticket-in, ticket-out (TITO) technology

•	Diversification of our business continues to yield consistent earnings and cash flows

•	Nobunaga™ represents our highest-selling pachisuro game ever in Japan at 18,000 total units for the first half of fiscal 2004

•	Our partnership with one of the most successful manufacturers in the Japanese pachisuro market, Sammy Corporation, should enable IGT Japan to improve its product offerings and market acceptance in the future

•	We continue to see an improved jurisdictional mix and an increase in our wide-area progressive product mix

•	Recent game introductions that continue to receive favorable customer acceptance include such popular themes as The Beverly Hillbillies™ and M*A*S*H™

•	Placements of perennial favorites Wheel of Fortune® reel slots and Wheel of Fortune® video slots were strong

•	Game themes expected to be rolled out next quarter include Animal House™, Gilligan’s Island™, and Monty Python™

•	We do not expect a material impact to net income when the revenues and expenses of the progressive system trust VIEs are consolidated into our results of operations beginning in our third quarter

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in, ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

     Contact: Richard Baldwin, 866-296-4232

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Record Second Quarter Fiscal Year 2004 Results

IGT Second Quarter Fiscal Year 2004 — Page 10
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2004	2003	2004	2003
(In thousands, except per share amounts)
Revenues
Product sales	$362,354	$254,529	$692,837	$495,779
Gaming operations	273,730	274,559	551,308	522,942

Total revenues	636,084	529,088	1,244,145	1,018,721

Costs and operating expenses
Cost of product sales	170,562	131,775	334,815	257,950
Cost of gaming operations	126,413	127,370	249,155	243,496
Selling, general and administrative	79,513	71,291	147,218	132,040
Depreciation and amortization	16,721	11,489	30,525	24,186
Research and development	31,185	23,150	62,893	43,931
Provision for bad debts	5,678	3,961	11,284	7,013

Total costs and operating expenses	430,072	369,036	835,890	708,616

Operating income	206,012	160,052	408,255	310,105

Other income (expense), net	(20,693)	(17,163)	(36,284)	(31,186)

Income from continuing operations before tax	185,319	142,889	371,971	278,919
Provision for income taxes	67,635	53,869	137,629	105,152

Income from continuing operations	117,684	89,020	234,342	173,767
Discontinued operations, net of tax	(742)	(1,906)	58,924	4,934

Net income	$116,942	$87,114	$293,266	$178,701

Basic earnings per share
Continuing operations	$0.34	$0.26	$0.68	$0.50
Discontinued operations	—	(0.01)	0.17	0.02

Net income	$0.34	$0.25	$0.85	$0.52

Diluted earnings per share
Continuing operations	$0.32	$0.26	$0.65	$0.49
Discontinued operations	—	(0.01)	0.16	0.02

Net income	$0.32	$0.25	$0.81	$0.51

Weighted average shares outstanding
Basic	346,906	342,257	346,187	344,838
Diluted	377,649	349,012	365,771	351,488

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Record Second Quarter Fiscal Year 2004 Results

IGT Second Quarter Fiscal Year 2004 — Page 11
Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2004	2003
(In thousands)
Assets
Current assets
Cash and equivalents	$1,011,878	$1,311,558
Receivables, net	451,470	435,475
Inventories	150,005	147,066
Other	193,187	184,129

Total current assets	1,806,540	2,078,228
Long-term notes and contracts receivable, net	111,258	145,120
Property, plant and equipment, net	285,902	261,620
Investments to fund liabilities to jackpot winners	470,832	333,454
Goodwill and intangibles, net	1,319,418	1,198,611
Other assets	171,660	168,198

Total assets	$4,165,610	$4,185,231

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$103	$406,147
Accounts payable	73,583	65,259
Jackpot liabilities	192,060	164,089
Accrued income taxes	—	31,928
Accrued interest	17,121	29,988
Other	190,003	247,670

Total current liabilities	472,870	945,081
Long-term notes payable, net of current maturities	1,153,481	1,146,759
Long-term jackpot liabilities	519,102	377,043
Other liabilities	36,543	28,870

Total liabilities	2,181,996	2,497,753
Total stockholders’ equity	1,983,614	1,687,478

Total liabilities and stockholders’ equity	$4,165,610	$4,185,231

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International Game Technology Reports
Record Second Quarter Fiscal Year 2004 Results

IGT Second Quarter Fiscal Year 2004 — Page 12
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,	March 31,
	2004	2003
(In thousands)
Operations
Net income	$293,266	$178,701
(Gain) loss on sale of discontinued operations	(90,820)	10,826
Depreciation, amortization and other non-cash items	111,851	91,842
Changes in operating assets and liabilities:
Receivables	(17,707)	(97,565)
Inventories	(3,279)	(22,390)
Prepaid and other assets	(98,024)	2,901
Income taxes payable and deferred	19,095	(39,608)
Accounts payable and accrued liabilities	(49,905)	(6,146)

Net cash from operations	164,477	118,561

Investing
Capital expenditures	(93,254)	(66,878)
Proceeds from sale of discontinued operations	143,013	60,491
Acquisition of business	(109,697)	—
Cash from consolidation of VIE’s	47,511	—
Other investing activities	43,614	11,128

Net cash from investing	31,187	4,741

Financing
Proceeds from borrowings	5,952	563,620
Repayments on borrowings	(413,020)	(25)
Dividends paid	(104,027)	—
Share repurchases	—	(161,327)
Other financing activities	14,283	12,215

Net cash from (used for) financing	(496,812)	414,483

Effect of exchange rate changes on cash and equivalents	1,468	(3,075)

Net increase (decrease) in cash and equivalents	(299,680)	534,710
Cash and equivalents at:
Beginning of period	1,311,558	416,707

End of period	$1,011,878	$951,417

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Record Second Quarter Fiscal Year 2004 Results

IGT Second Quarter Fiscal Year 2004 — Page 13
Unaudited Supplemental Data

	Quarters Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
Reconciliation of Net Income to EBITDA	2004	2003	2004	2003
(In thousands, except per share amounts)
Net income	$116,942	$87,114	$293,266	$178,701
Discontinued operations, net of tax	742	1,906	(58,924)	(4,934)
Provision for income taxes	67,635	53,869	137,629	105,152
Other expense, net	20,693	17,163	36,284	31,186
Depreciation and amortization	39,740	32,085	74,927	69,072
Stock-based compensation	1,395	872	2,641	1,843

EBITDA	$247,147	$193,009	$485,823	$381,020

EBITDA [earnings before interest, taxes, depreciation and amortization, stock-based compensation, other expense, net, and discontinued operations] is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Six Months Ended
	March 31,	March 31,
Reconciliation of Free Cash Flow	2004	2003
(In thousands, except per share amounts)
Net cash from operations	$164,477	$118,561
Investment in property, plant and equipment	(15,270)	(13,156)
Investment in gaming operations equipment	(65,661)	(47,916)
Investment in intellectual property	(12,323)	(5,806)

Subtotal	71,223	51,683
Dividends paid (1)	(104,027)	—

Free Cash Flow	$(32,804)	$51,683

     (1)Dividends paid included payments for three quarters, due to dividends declared in September 2003 but paid in October 2003.

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Quarters Ended		Six Months Ended
Reconciliation of Earnings Per Share	March 31,	March 31,	March 31,	March 31,
From Continuing Operations	2004	2003	2004	2003
(In thousands, except per share amounts)
Income from continuing operations	$117,684	$89,020	$234,342	$173,767
After-tax interest expense on convertible debentures	2,286	—	2,286	—

Diluted EPS Numerator	$119,970	$89,020	$236,628	$173,767

Basic weighted average common shares outstanding	346,906	342,257	346,187	344,838
Dilutive effect of stock options	10,212	6,755	9,699	6,650
Dilutive effect of convertible debentures	20,531	—	9,885	—

Diluted EPS Denominator	377,649	349,012	365,771	351,488

Basic earnings per share	$0.34	$0.26	$0.68	$0.50
Diluted earnings per share	$0.32	$0.26	$0.65	$0.49

###

© 2004 IGT. All rights reserved.